Exhibit 23.4

Icon Law LLC
(UEN:202233399R) 9 Raffles Place Level 6 Republic Plaza	Internet:	www.iconlaw.sg
Singapore 048619	we do not accept service of court documents by fax or email

Our Ref: SCB/KT/BL2024-00014

BY EMAIL ONLY

September 19, 2024

HomesToLife Limited

(the “Company”)

6 Raffles Boulevard

#02-01/02 Marina Square

Singapore 039594

Attention: Board of Directors

Dear Sir/ Madam,

FORM F-1, AS AMENDED AND SUPPLEMENTED – LETTER OF CONSENT

1.	We have acted as legal advisors as to the laws of the Republic of Singapore to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended to date in relation to the offer of up to 1,250,000 ordinary shares with a par value of US$0.0001 per share (the “Ordinary Shares”), plus an option to issue up to additional 187,500 Ordinary Shares to be offered by the Company pursuant to the offering to cover the over-allotment option to be granted to the underwriter.

2.	We confirm that we do not have any objections to the descriptions of Singapore law in the Registration Statement, including but not limited to the heading “Enforceability of Civil Liabilities” and elsewhere in the Registration Statement.

3.	We hereby consent the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

/s/ ICON LAW LLC

ICON LAW LLC